Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ZK International Group Co., Ltd.

We consent to the inclusion in the forgoing Form F-1 of ZK International Group Co., Ltd. (the “Company”) of our report dated May 23, 2017 relating to our audit of the consolidated balance sheets of ZK International Group Co., Ltd. (the “Company”) as of September 30, 2016 and September 30, 2015 and their related consolidated statements of operations, changes in shareholders' equity and cash flows for the two years ended September 30, 2016 and

September 30, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

June 12, 2017